UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court, Suite 100, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2017 (the “Lending Date”), MaxLinear, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

The Credit Agreement provides for a secured term B loan facility (the “Initial Term Loan”) in an aggregate principal amount of $425.0 million. The Initial Term Loan was fully drawn at the Lending Date and the proceeds of the Initial Term Loan were used to finance the Offer (as defined below) and the Merger (as defined below) and pay fees and expenses incurred in connection therewith. The Credit Agreement permits the Company to request incremental loans in an aggregate principal amount not to exceed the sum of $160.0 million (subject to adjustments for any voluntary prepayments), plus an unlimited amount that is subject to pro forma compliance with certain secured leverage ratio and total leverage ratio tests. Incremental loans are subject to certain additional conditions, including obtaining additional commitments from the lenders then party to the Credit Agreement or new lenders.

Loans under the Credit Agreement bear interest, at the Company’s option, at a rate equal to either (i) a base rate equal to the highest of (x) the federal funds rate, plus 0.50%, (y) the prime rate then in effect and (z) an adjusted LIBOR rate determined on the basis of a one-month interest period, plus 1.0% or (ii) an adjusted LIBOR rate, subject to a floor of 0.75%, in each case, plus an applicable margin of 2.50% in the case of LIBOR rate loans and 1.50% in the case of base rate loans. Commencing on September 30, 2017, the Initial Term Loan will amortize in equal quarterly installments equal to 0.25% of the original principal amount of the Initial Term Loan, with the balance payable on the maturity date.

The Company is required to make mandatory prepayments of the outstanding principal amount of term loans under the Credit Agreement with the net cash proceeds from the disposition of certain assets and the receipt of insurance proceeds upon certain casualty and condemnation events, in each case, to the extent not reinvested within a specified time period, from excess cash flow beyond stated threshold amounts, and from the incurrence of certain indebtedness. The Company has the right to prepay its term loans under the Credit Agreement, in whole or in part, at any time without premium or penalty, subject to certain limitations and a 1.0% soft call premium applicable during the first six months following the Lending Date. The Initial Term Loan will mature on the seventh anniversary of the Lending Date, at which time all outstanding principal and accrued and unpaid interest on the Initial Term Loan must be repaid. The Company is also obligated to pay fees customary for a credit facility of this size and type.

The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. Such obligations, including the guaranties, are secured by substantially all of the assets of the Company and the subsidiary guarantors pursuant to a Security Agreement, dated as of May 12, 2017, by and among the Company, the subsidiary guarantors from time to time party thereto, and JPMorgan Chase Bank, N.A., as collateral agent.

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its restricted subsidiaries to, among other things, incur debt, grant liens, undergo certain fundamental changes, make investments, make certain restricted payments, and sell assets, in each case, subject to limitations and exceptions set forth in the Credit Agreement. The Credit Agreement also contains customary events of default that include, among other things, certain payment defaults, cross defaults to other indebtedness, covenant defaults, change in control defaults, judgment defaults, and bankruptcy and insolvency defaults. If an event of default exists, the lenders may require immediate payment of all obligations under the Credit Agreement, and may exercise certain other rights and remedies provided for under the Credit Agreement, the other loan documents and applicable law.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. The lenders and their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing descriptions of the Credit Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Credit Agreement and Security Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on March 28, 2017, the Company, Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Purchaser”), and Exar Corporation (“Exar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on April 13, 2017, Purchaser commenced a cash tender offer to acquire all of the shares of Exar’s common stock (“Shares”) for a purchase price of $13.00 per share (the “Offer Price”), net to the holders thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and conditions set forth in the offer to purchase dated April 13, 2017 (the “Offer to Purchase”) filed with the United States Securities and Exchange Commission as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO (the “Schedule TO”), and in the related letter of transmittal (the “Letter of Transmittal”), filed as Exhibit (a)(1)(B) to the Schedule TO, which, together with any other related materials, collectively constitute the “Offer.” The Merger Agreement provides that following the completion of the Offer, Purchaser would be merged with and into Exar (the “Merger”).

The Offer expired at 12:00 midnight (Eastern Time) at the end of May 11, 2017. The Company and Purchaser were advised by Computershare Trust Company, N.A. (“Depositary”) that, as of the expiration of the Offer, a total of 44,385,399 Shares had been validly tendered into and not withdrawn pursuant to the Offer, representing approximately 85.4% of the outstanding Shares as of 12:00 midnight (Eastern Time), at the end of May 11, 2017. Additionally, the Depositary advised the Company and the Purchaser that an additional 895,150 Shares had been tendered by notice of guaranteed delivery, representing approximately 1.7% of the outstanding Shares at such time. The aggregate number of Shares validly tendered and not properly withdrawn pursuant to the Offer satisfies the Minimum Condition (as defined in the Schedule TO). All conditions to the Offer having been satisfied, Purchaser has accepted for payment, and is required to promptly pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn.

Following the acceptance of Shares tendered in the Offer, Purchaser acquired sufficient Shares to consummate the Merger without a vote of Exar’s stockholders in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and on May 12, 2015, following acceptance of the tendered Shares, Purchaser merged with and into Exar, with Exar surviving as a wholly-owned subsidiary of the Company. At the Effective Time (as defined in the Schedule TO), each Share issued and outstanding immediately prior to the Effective Time and not tendered pursuant to the Offer (other than Shares owned by the Company, any subsidiary of the Company or Exar or held in treasury of the Exar, and Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) was cancelled and automatically converted into the right to receive an amount equal to the Offer Price, net to the holder in cash, without interest and less any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. Promptly following consummation of the Merger, the Company intends to cause all Shares to be delisted from the NYSE and deregistered under the Exchange Act.

The aggregate amount paid by Purchaser in the Offer and Merger was approximately $687 million. The Company provided purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn and to make payments in respect of the remaining shares upon their conversion in the Merger.

The Company funded the acquisition of the Shares in the Offer and the Merger from its available cash on hand, cash on hand at Exar, and net proceeds from borrowings under the Credit Agreement.

The foregoing summary and reference the Merger Agreement and Offer, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the Tender Offer Statement on Schedule TO, and the exhibits thereto, each of which is incorporated herein by reference to Exhibits 2.1 and 99.1, respectively.

Item 8.01. Other Events.

On May 12, 2017, the Company issued a press release announcing the expiration and results of the Offer and the completion of the Merger. The full text of the press release is included as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 28, 2017, by and among MaxLinear, Inc., Eagle Acquisition Corporation, and Exar Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by MaxLinear, Inc. with the Securities and Exchange Commission on March 29, 2017).*

10.1	Credit Agreement, dated as of May 12, 2017, by and among MaxLinear, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.*

10.2	Security Agreement, dated as of May 12, 2017, by and among MaxLinear, Inc., the subsidiary guarantors from time to time party thereto, and JPMorgan Chase Bank, N.A., as collateral agent.*

99.1	Tender Offer Statement on Schedule TO and Exhibits (incorporated by reference to the Tender Offer Statement on Schedule TO filed by MaxLinear, Inc. with the Securities and Exchange Commission on April 13, 2017).

99.2	Press Release by MaxLinear, Inc., dated May 12, 2017.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. MaxLinear agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2017	MAXLINEAR, INC.

	By:	/s/ Kishore Seendripu, Ph.D.
Kishore Seendripu, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 28, 2017, by and among MaxLinear, Inc., Eagle Acquisition Corporation, and Exar Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by MaxLinear, Inc. with the Securities and Exchange Commission on March 29, 2017).*

10.1	Credit Agreement, dated as of May 12, 2017, by and among MaxLinear, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.*

10.2	Security Agreement, dated as of May 12, 2017, by and among MaxLinear, Inc., the subsidiary guarantors from time to time party thereto, and JPMorgan Chase Bank, N.A., as collateral agent.*

99.1	Tender Offer Statement on Schedule TO and Exhibits (incorporated by reference to the Tender Offer Statement on Schedule TO filed by MaxLinear, Inc. with the Securities and Exchange Commission on April 13, 2017).

99.2	Press Release by MaxLinear, Inc., dated May 12, 2017.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. MaxLinear agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.